Exhibit 99.1

The Sheridan Group, Inc. Announces Tender Offer and Consent Solicitation
Thursday, February 24, 2011

The Sheridan Group, Inc. (the “Company”) announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $142,900,000 aggregate principal amount of 10 1/4% Senior Secured Notes due 2011 (CUSIP No. 823777AE7) (the “Notes”).  The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated February 24, 2011 (the “Offer to Purchase”).  The Offer will expire at 11:59 p.m., New York City time, on Wednesday, March 23, 2011 unless extended (the “Expiration Date”).  The tender offer and consent solicitation are being conducted in connection with the Company’s negotiation of a new credit facility which it expects to enter and which will partially fund the purchase of the tendered Notes that are accepted for repurchase.

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on Wednesday, March 9, 2011, unless extended (the “Consent Payment Deadline”), shall receive the total consideration equal to $1,003.75 per $1,000 principal amount of the Notes, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.  The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as March 9, 2011, though the Company currently expects to make payment on or around March 17, 2011.

Holders who validly tender their Notes after the Consent Payment Deadline but on or prior to the Expiration Date shall receive the tender offer consideration equal to $993.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.  Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, the Company will execute a supplemental indenture effecting the proposed amendments.  Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn upon the earlier of (i) 5:00 p.m., New York City time, on Wednesday, March 9, 2011 and (ii) execution of the supplemental indenture.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) the receipt by the Company of net proceeds from a new credit facility on terms acceptable to the Company that, when combined with up to $4.8 million of other available funds, will aggregate to an amount that is sufficient to pay the total consideration (including the consent payment) in respect of all notes (regardless of whether tendered) plus estimated fees and expenses relating to the Offer, as more fully described in the Offer to Purchase.  There can be no assurances that the Company will enter into a new credit facility or that the proceeds therefrom, when combined with the Company’s other available funds, will be sufficient to pay the total consideration in connection with the Offer.

The Company has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer.  Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect).  Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at 866-873-7700 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture.  The Offer is made solely pursuant to the Offer to Purchase.  The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Company Information and Forward Looking Statements

About The Sheridan Group, Inc.

Located in Hunt Valley, MD, The Sheridan Group is comprised of The Sheridan Press, Dartmouth Printing Company, Dartmouth Journal Services, United Litho, The Dingley Press, and Sheridan Books. Each company has a market specialty – scholarly journals, magazines, catalogs, or books. The Sheridan Group is a leading provider of print, publishing and technology solutions to publishers, associations, university presses, and catalogers. www.sheridan.com

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections.  Forward-looking statements involve inherent risks and uncertainties and The Sheridan Group, Inc. cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement.  The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Time, Consent Time and possible completion of the Offer and The Sheridan Group, Inc.’s entry into a new credit facility and the amount and use of proceeds therefrom.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Sheridan Group, Inc. does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.

Contact:

Bob Jakobe
Telephone:	(410)785-7277 ext. 112
Email:	bob.jakobe@sheridan.com